Exhibit 99.2

Investor Presentation, dated June 28, 2017

Philips announces agreement to acquire The Spectranetics Corporation
Transaction Highlights
June 28, 2017

Important information Additional Information The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spectranetics or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Spectranetics. The offer to purchase shares of Spectranetics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by HealthTech Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Spectranetics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Forward-Looking Statements This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Spectranetics, including without limitation with respect to its business, the Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Spectranetics’ stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Spectranetics and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Spectranetics and affect its ability to maintain relationships with employees, customers, or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Spectranetics’ operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Philips’ and or Spectranetics’ actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Philips operates; (xiv) unpredictability and severity of catastrophic events; (xv) industry consolidation and competition; and (xvi) other risk factors described in Spectranetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this release are based upon information known to Philips on the date of this announcement. Neither Philips nor Spectranetics undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Third-party market share data Statements regarding market share, including those regarding Philips’ competitive position, contained in this document are based on outside sources such as specialized research institutes, industry and dealer panels in combination with management estimates. Where information is not yet available to Philips, those statements may also be based on estimates and projections prepared by outside sources or management. Rankings are based on sales unless otherwise stated. Use of non-GAAP Information In presenting and discussing the Philips’ financial position, operating results and cash flows, management uses certain non-GAAP financial measures. These non-GAAP financial measures should not be viewed in isolation as alternatives to the equivalent IFRS measures and should be used in conjunction with the most directly comparable IFRS measures. A reconciliation of such measures to the most directly comparable IFRS measures is contained in our Annual Report 2016. Further information on non-GAAP measures can be found in our Annual Report 2016. Use of fair-value measurements In presenting the Philips’ financial position, fair values are used for the measurement of various items in accordance with the applicable accounting standards. These fair values are based on market prices, where available, and are obtained from sources that are deemed to be reliable. Readers are cautioned that these values are subject to changes over time and are only valid at the balance sheet date. When quoted prices or observable market data are not readily available, fair values are estimated using valuation models, which we believe are appropriate for their purpose. Such fair value estimates require management to make significant assumptions with respect to future developments, which are inherently uncertain and may therefore deviate from actual developments. Critical assumptions used are disclosed in our Annual Report 2016. Independent valuations may have been obtained to support management’s determination of fair values. All amounts are in millions of Euro’s unless otherwise stated. Due to rounding, amounts may not add up precisely to totals provided. All reported data is unaudited. Financial reporting is in accordance with the accounting policies as stated in the Annual Report 2016, unless otherwise stated. The presentation of certain prior-year information has been reclassified to conform to the current-year presentation 2

Transaction overview
Acquiring The Spectranetics Corporation (NASDAQ: SPNC) in an all cash transaction, at a valuation of approximately EUR 1.9 billion, net of cash acquired
Transaction Terms
USD 38.50 per share, a 27% premium to Spectranetics closing price on June 27, 2017
Funded through a combination of cash on hand and the issuance of debt
Accelerates Philips top line growth
Accretive to Adj. EBITA and Adj. EPS1 in 2018; significant synergies, leverages global sales
Transaction Impact    channel, with limited integration complexity
Builds on demonstrated ability to integrate acquisitions, and rapidly improve growth and profitability
Expected to close in Q3 2017
Timing
Subject to customary closing conditions, including certain regulatory clearances
3 1 Adjusted EPS is EPS excluding restructuring and acquisition-related and intangible amortization charges

Spectranetics: an innovative leader focused on vascular interventions and cardiac solutions - large potential for expansion outside the US
Key facts Revenue mix
Corporate HQ: Colorado Springs, Colorado, U.S.    FY 2016 sales: USD 271 million
900+ worldwide employees
~75% gross margin    6% Vascular Intervention
~25% of revenue invested in R&D
Mix by 27%Lead Management
business 67%
Two business units, selling primarily to hospitals:     Equipment, Service,
Other
    Vascular Intervention: segment leading products
in peripheral and coronary interventions
6%
    Lead Management: global market leader 11%US
Mix by
EMEA
geography
83%
Asia Pacific, Latam
4

Spectranetics provides a strong platform for growth in attractive peripheral, coronary, and electrophysiology markets
Strong historical growth    Focuses on high growth, innovative products
Revenue, USD million     Vascular
300     Intervention
250     ~USD 182M
+18% revenue
200     28%+ CAGR1
(2015*)(2016**)(2015)(2004)
150
100
Lead
Management
50
0     ~USD 73M revenue
7%+ CAGR1
2012    2013 2014201520162017E
(2012)(2014)(2014)(2016)
5 1 Revenue for FY2016 and excludes “Laser, service, other”; CAGR for 2012-2016
Note: Dates signify key approval / launch dates; *Stellarex launched in EU in 2015 above-the-knee, in 2016 below-the-knee, in U.S. under FDA review; ** in U.S. under FDA review

Spectranetics enables entry into rapidly growing drug coated balloon (DCB) market with Stellarex[1] as a breakthrough therapeutic device

Worldwide Drug-Coated Balloon market, USD million


1,500
1,250
1,000
750
500
250
0
>20% CAGR
~1,000+
350
2016
2021

stellarex
Drug-coated Angioplasty Balloon



Innovative technology targeting underserved need in fast growing peripheral vascular market

- Above-the-knee: DCBs becoming standard of care
- Below-the-knee: High unmet need; expect future DCB use and application expansion
- Preclinical and clinical data demonstrate high coating stability and drug transfer, with minimized drug loss, resulted in favorable patency data

World class clinical trial program

- Top tier efficacy and safety evidence collected across 6 studies with over 1,500 patients
- Future IDE[2] studies in BTK[3] and In-stent-restenosis

ATK[4] platform well into regulatory approval process

- Received CE marking in January 2015
- Under review by U.S. FDA

6
Source: various 3rd party and competitor estimates
[1] Stellarex is not available for sale in the US; [2] IDE = Investigational Device Exemption for FDA approved trial; [3] BTK = below-the-knee; [4] ATK = above-the-knee

PHILIPS

Philips Image-Guided Therapy and Spectranetics builds complementary and synergistic device portfolio

Mechanical Atherectomy
- Unique differentiated cutting mechanism-of-action



Phoenix™

Drug-Coated Balloons
- Compelling, differentiated clinical data in challenging patients



Stellarex™

Intravascular Ultrasound
- Segment leader
- Key component for ´decide´ and ´confirm´



IVUS

Laser Atherectomy
- Only laser product
- Only in-stent restenosis indication



ELCA™

Scoring Balloon
- Best in class, segment leading specialty balloon for tough lesions



AngioSculpt ™

Lead Management
- Segment leader
- Only laser product



Tight Rail™ mechanical sheath
GlideLite™ laser sheath

Coronary portfolio

Peripheral portfolio

Electrophysiology portfolio

Philips | Spectranetics

7 Note: Above does not represent an exhaustive list of the product portfolio

PHILIPS

High synergy: IGT devices potential of EUR 1 billion revenue by 2020 and accretive to margins from 2018 onwards
Devices sales outlook by 2020    Supports execution on our medium-term outlook
Revenue, EUR million
1,250
1,000
Strong double-digitROIC accretive to
750     growthWACC in 5 years
Adj. EBITA accretiveAdj. EPS1 accretive
500
by 2018by 2018
250     Supports overall Image-Guided Therapy
business mid-term2 aspiration to deliver high-
0     teens margin and high-single-digit CSG
IGT Devices 2020E    SPNC 2020E Combined 2020E
8 1 Adjusted EPS is EPS excluding restructuring, acquisition-related and intangible amortization charges; 2 Expected over the medium-term (3-4 years as of the end of 2016)

Update on capital allocation strategy
M&A: Investment in inorganic growth through the acquisition of The Spectranetics Corporation, while continuing to adhere to strict return hurdles
Share buyback: New EUR 1.5 billion share buyback program, starting in Q3 2017 and completion within two years
De-risking liabilities: US pension fund contribution of USD 250 million in Q3 2017 – further reducing interest costs
Balance sheet efficiency: Optimize leverage through raising of new debt in H2 2017
9

Key takeaways
Acquisition of Spectranetics complements Philips
Image-Guided Therapy business, strengthening its
position in high growth segments in a EUR 6+ billion
market
Entry into rapidly growing drug coated balloon (DCB)
market with Stellarex1 as a breakthrough
therapeutic device
High synergy: IGT devices potential of EUR 1 billion
revenue by 2020 and accretive to Adj. EBITA and Adj.
EPS from 2018 onwards
Executing next steps of a balanced capital allocation
strategy
1 Stellarex is not available for sale in the US

PHILIPS